Exhibit 23.11

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated April 19, 2013 with respect to the balance sheet of Fair Oaks Hotel, LLC as of December 31, 2012, and the related statements of income, changes in member’s deficit, and cash flows for the year then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ DIXON HUGHES GOODMAN LLP

Memphis, Tennessee
January 14, 2014